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                                                                     EXHIBIT 2.2

                            Preferred Networks, Inc.
                       Preferred Technical Services, Inc.
                                 850 Center Way
                             Norcross, Georgia 30071



                                             May 20, 1999



Wireless Services Operating Corporation
c/o Saratoga Partners IV, L.P.
535 Madison Avenue
New York, NY  10022

    Re: Asset Purchase Agreement ("Agreement") by and between Wireless Services Operating Corporation ("WSOC"), which intends to change its name to Preferred Technical Services, Inc., Preferred Networks, Inc. ("PNI"), and Preferred Technical Services, Inc. ("PTS"), a wholly owned subsidiary of PNI, for the acquisition of substantially all of the assets of PTS, dated April 19, 1999.

Ladies and Gentlemen:

         In reference to the Agreement referenced above, we have been unable to fulfill the requirements of Section 9.1(c) of the Agreement within the timeframe contemplated by such Section. We request that you extend the termination date set forth in Section 9.1(c) to Wednesday, May 26, 1999. As consideration for this extension, we agree to reduce the Purchase Price set forth in Section 2.3(a)(i) to $3.25 million, as further adjusted as set forth in such Section.

         Each of PNI and PTS hereby reaffirms all of the representations and warranties of each of them set forth in the Agreement and affirms that each of PNI and PTS has fully complied with all covenants of each of them set forth in the Agreement.

         All provisions of the Agreement not specifically modified hereby shall remain in full force and effect.



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         Please indicate your agreement to extend the termination date as set forth above by signing in the space provided below.

                                            Preferred Networks, Inc.


                                            By: /s/ Mark H. Dunaway
                                                Name: Mark H. Dunaway
                                                Title:  Chief Executive Officer


                                            Preferred Technical Services, Inc.


                                            By: /s/ Mark H. Dunaway
                                                Name: Mark H. Dunaway
                                                Title:  Chief Executive Officer


Agreed and accepted:

Wireless Services Operating Corporation

By: /s/ Praveen R. Jeyarajah
    Name:  Praveen R. Jeyarajah
    Title: Vice President